Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Authorized Capital Stock

The total number of stock authorized that may be issued by Fourth Wave Energy, Inc. (the “Company”) is 950,000,000 shares of common stock with a par value of $0.001 per share and 4,999,000 shares of preferred stock with a par value of $0.001.

Common Stock

The total number of authorized shares of common stock shall be 950,000,000 shares with a par value of $0.001 per share.

Preferred Stock

The total number of authorized shares of Preferred Stock shall be 4,999,000 shares with a par value of $0.001 per share. The board of directors (the “Board”) shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and determine the rights, preferences, and designations thereof.

Special Meetings

Under our bylaws, unless otherwise prescribed by law or by the Articles of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by the President, by a majority of the Board, or by the person or persons authorized by resolution of the Board.

Consent of Stockholders in Lieu of Meeting

Under our bylaws, unless otherwise prescribed by law or by the Articles of Incorporation, whenever all stockholders entitled to vote at any meeting consent, either by (i) a writing on the records of the meeting or filed with the Secretary; or (ii) presence at such meeting and oral consent entered on the minutes; or (iii) taking part in the deliberations at such meeting without objection; the doings of such meeting shall be as valid as if had at a meeting regularly called and noticed. At such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time.

If a meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of the meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all stockholders having the right to vote at such meeting.

Such consent or approval of stockholders may be made by proxy or attorney, but all such proxies and powers of attorney must be in writing

Transfer Agent and Registrar

Empire Stock Transfer is the transfer agent and registrar in respect of the common stock.

Pursuant to Item 202(a), the information regarding the Common Stock contained herein does not constitute a complete legal description of the Common Stock and is qualified in all material respects by the provisions of the Company’s Articles of Incorporation, Amendments thereto and bylaws, as filed with the Securities and Exchange Commission.